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NIQ Announces Strong Second Quarter 2026 Results
•Exceeded Revenue, Adjusted EBITDA and Adjusted EPS guidance
•Delivered 8.0% reported revenue growth, including 5.8% organic constant currency ("OCC") growth, led by 8.3% Americas OCC growth
•Generated 5.7% Intelligence OCC growth and 6.1% Activation OCC growth; Annualized Intelligence Subscription revenue eclipsed $3 billion
•Net loss attributable to NIQ was $30.5 million and Adjusted net income improved to $78.7 million, for Adjusted EPS of $0.27
•Grew Adjusted EBITDA by 21.9% to $261.9 million and expanded Adjusted EBITDA margin by 270 bps to 23.3%
•Improved Unlevered free cash flow by $107.3 million and Levered free cash flow by $137.3 million to $74.1 million
•Raised full year 2026 financial guidance to 5.2% - 5.6% OCC revenue growth, 23.5% - 23.9% Adjusted EBITDA margin and $245M - $255M of levered free cash flow
•Achieved credit rating upgrade to B+ from B on improved cash generation from S&P Global Ratings

CHICAGO, August 10, 2026 – NIQ Global Intelligence plc (NYSE: NIQ) (the “Company”, or “NIQ”), a leading global consumer intelligence company, today announced financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Results
Revenue:
•Total revenue grew 8.0% year-over-year to $1,124.2 million. OCC revenue increased 5.8%, led by Americas, which grew 8.3%. EMEA delivered 4.9% growth while APAC returned to year-over-year growth, up 1.9%
•Intelligence revenue (as reported) grew 7.6%, or 5.7% in OCC. Activation revenue growth (as reported) grew 9.9%, or 6.1% growth in OCC.
•Annualized Intelligence Subscription revenue grew 5.8% to $3,017.6 million with 105% Intelligence Subscription Net Dollar Retention and 99% Gross Dollar Retention.
Earnings:
•Net loss attributable to NIQ was $30.5 million and Adjusted net income improved to $78.7 million.
•Adjusted EBITDA grew 21.9% year-over-year to $261.9 million. Adjusted EBITDA margin expanded by 270 basis points year-over-year to 23.3%.
•Net cash provided by operating activities was $140.1 million, a $148.7 million improvement year-over-year.
•Unlevered free cash flow improved by $107.3 million to $129.1 million year-over-year. Levered free cash flow improved by $137.3 million to $74.1 million year-over-year. Improvement was driven by year-over-year increases in revenue flowing through to Adjusted EBITDA, net working capital improvement and lower interest expense from our debt pay down in Q3 2025 and a spread step-down in Q4 2025.

"Our second quarter results underscore the strength of NIQ's mission-critical role with global retailers and manufacturers, as we delivered our fifth consecutive quarterly beat since becoming a public company", said Jim Peck, Executive Chairman and Chief Executive Officer. "Both Intelligence and Activation OCC revenue growth accelerated, margins expanded by 270 basis points and free cash flow inflected positive. We see a healthy client demand environment and we are moving aggressively to capture significant AI opportunities. From launching our next wave of AI-powered capabilities Optiq, Bridge and Cadence, to engaging our ConnectAI Charter Program clients and growing pipeline, to strengthening our AI leadership team and partnerships, we are rapidly building powerful new ways for clients to capitalize on NIQ's proprietary, AI-ready intelligence. In doing so, we believe we are unlocking significant long-term revenue growth potential for NIQ."
"We are pleased to deliver another quarter of strong results that exceeded the top end of our guidance", added Mike Burwell, Chief Financial Officer. "Our raised full year 2026 outlook reflects Q2 outperformance as well as an ongoing healthy client demand environment. For the balance of 2026, we anticipate continued durable revenue growth, strong margin expansion and approximately $300 million of levered free cash flow generation in the second half of 2026 alone."
Summary Second Quarter 2026 & Recent Business Highlights
Key client developments, including:
•Closed 26 seven-figure wins, including three eight-figure deals, across new wins, renewals, upsells and competitive win-backs with clients citing NIQ's integrated "Full View" breadth and demonstrable data quality and strategic advice
•Delivered strong continued cross-sell including mid-teens percent Consumer Panel growth and eCommerce growth above 30%
•Expanded Retailer relationships & offerings:
◦Product & AI Innovation: Launched AI-driven Spaceman Automation, designed to allow retailers to build planograms via natural language, and rolled out an enhanced Retail Pricing Analytics suite in North America, with international expansion to follow

◦Client Wins: Signed a seven-figure multi-year renewal and consumer panel expansion to deliver Full View to a Swiss grocery retailer; landed our first Activate retail media client, Unlimitail; and secured a four-year extension and expansion with a leading global convenience retailer to deploy NIQ’s AI-driven analytics across 12+ countries
◦Collaboration & Cooperation Growth: Expanded Retail Analytics collaborations with a major European grocery retailer (first multi-country Europe deal), and a Thai grocery retailer; Previously announced Ulta Beauty cooperation in the U.S. reinforces the Full View™ of Beauty channel, expanding NIQ’s U.S. Beauty coverage by over 12%
•Reinforced APAC growth strategy:
◦Expanded emerging channel coverage in China and Southeast Asia by acquiring YiMian, a leading data & insights business
◦INTAGE HD partnership is designed to expand coverage and access to retail measurement insights between Japan and global markets
•Named 2026 Snowflake Retail & Consumer Goods Product Partner of the Year for helping clients transform fragmented data into trusted, AI-ready intelligence, powering faster decisions and measurable growth
•Client Net Promoter Score (NPS) increased to all-time high of 52 in June 2026, up +7 points versus June 2025
AI-native product launches from NIQ Commerce Lab, including:
•ConnectAI Suite, NIQ’s data and AI infrastructure foundation, designed to help organizations operationalize trusted market intelligence across enterprise AI environments and workflows through harmonization, semantic intelligence, APIs and AI-ready integrations.
•Connected Content & Product Intelligence – A unified, intelligent content layer that helps brands and retailers manage, activate and optimize product information across commerce ecosystems
•Optiq Suite (Chat & Mobile), an AI-powered insights assistant and agent experience available on NIQ Discover built to address key client persona use-cases across Account Performance, Pricing, Distribution and Shopper Analysis
•Optiq Bridge – Designed to connect NIQ intelligence directly into enterprise AI ecosystems, agents and workflows
•NIQ Cadence – GenAI-native Marketing Effectiveness operating system intended to help marketers continuously measure, optimize and activate performance
•Announced a strategic collaboration with Lula Commerce, an AI-powered ecommerce platform built to help convenience retailers launch and scale digital commerce experiences more quickly and easily using trusted content
•Grew our AI-powered Connect data engine at approximately 4.3 trillion data records per week, up 23% versus a 3.5T add rate in Q2 2025
AI-enabled cost efficiency, including:
•Ongoing integration of advanced technology, including AI, continues to support the Company's 2026 Restructuring Program, which remains on track to deliver anticipated annualized cost savings of approximately $70 million to $80 million (refer to "2026 Restructuring Program" discussion below)
Financial Summary & Operating Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions)	2026	2025	Y/Y Growth	2026	2025	Y/Y Growth
Reported revenue(1)	$1,124.2	$1,040.8	8.0%	$2,196.9	$2,006.7	9.5%
Organic constant currency revenue growth			5.8%			5.5%
Reported operating income	$65.3	$39.4	65.7%	$55.1	$55.1	—%
Reported net loss attributable to NIQ	$(30.5)	$(2.7)	n/m	$(120.6)	$(122.5)	1.6%
Reported basic and diluted loss per share	$(0.10)	$(0.01)	n/m	$(0.41)	$(0.50)	18.0%
Adjusted EBITDA(1)	$261.9	$214.9	21.9%	$486.7	$403.6	20.6%
Adjusted net income (loss)	$78.7	$(1.6)	n/m	$122.1	$(6.1)	n/m
Reported basic and diluted Adjusted Net Income (loss) per share:	$0.27	$(0.01)	n/m	$0.41	$(0.02)	n/m
Reported net cash provided by (used in) operating activities	$140.1	$(8.6)	n/m	$76.5	$(162.2)	n/m
Unlevered free cash flow	$129.1	$21.8	n/m	$64.0	$(112.0)	n/m
Cash paid for interest	$55.0	$85.0	(35.3)%	$113.1	$167.5	(32.5)%
Free cash flow	$74.1	$(63.2)	n/m	$(49.1)	$(279.5)	n/m
* A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this release. Percentage changes that are not meaningful are presented as “n/m”.

(1) Metric is presented on an as-reported basis at actual FX rates.

Second Quarter 2026 Segment Results

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2026	2025	Reported Growth	Δ Y/Y	2026	2025	Reported Growth	Δ Y/Y
Reported revenue(1)
Americas	$455.1	$406.0	12.1%	8.3%	$887.3	$786.6	12.8%	8.8%
EMEA	507.8	476.9	6.5%	4.9%	995.1	907.4	9.7%	4.8%
APAC	161.3	157.9	2.2%	1.9%	314.5	312.7	0.6%	(0.8)%
Total reported revenue	$1,124.2	$1,040.8	8.0%	5.8%	$2,196.9	$2,006.7	9.5%	5.5%

Reported revenue(1)
Intelligence	$905.3	$841.6	7.6%	5.7%	$1,789.3	$1,639.0	9.2%	5.4%
Activation	218.9	199.2	9.9%	6.1%	407.6	367.7	10.9%	5.7%
Total reported revenue	$1,124.2	$1,040.8	8.0%	5.8%	$2,196.9	$2,006.7	9.5%	5.5%

Adjusted EBITDA(1)
Americas	$142.8	$129.2	10.5%		$265.3	$237.4	11.8%
EMEA	179.1	142.0	26.1%		334.3	267.2	25.1%
APAC	32.0	29.3	9.2%		66.8	60.9	9.7%
Corporate	(92.0)	(85.6)	7.5%		(179.7)	(161.9)	11.0%
Total Adjusted EBITDA	$261.9	$214.9	21.9%		$486.7	$403.6	20.6%

Adjusted EBITDA margin(1)
Americas	31.4%	31.8%	-40bps	29.9%	30.2%	-30bps
EMEA	35.3%	29.8%	550bps	33.6%	29.4%	420bps
APAC	19.8%	18.6%	120bps	21.2%	19.5%	170bps
Total Adjusted EBITDA margin	23.3%	20.6%	270bps	22.2%	20.1%	210bps
* A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this release. (1) Metric is presented on an as-reported basis at actual FX rates.
Second Quarter Revenue Discussion

Revenue increased 8.0% on an as-reported basis, while OCC revenue grew 5.8%. Our Q2 OCC growth was driven primarily by value‑based pricing as well as strong upselling and cross‑selling of new capabilities and solutions, and, to a lesser extent, penetration in adjacent and high‑growth markets.

Americas: Total Americas segment revenue (as reported) increased by $49.1 million, or 12.1%. Intelligence revenue (as reported), grew 10.6% driven by strong client retention, value-based pricing and continued demand for new capabilities and solutions, including Consumer Panel and eCommerce offerings. Activation revenue (as reported) grew 17.9%, reflecting strong demand for Analytics, Innovation and Retailer Analytics solutions, as well as ongoing cross-sell and upsell activity across the client base. Inorganic items contributed an additional 0.8% to reported growth, while foreign exchange contributed 3.0%. OCC growth was 8.3%.

EMEA: Total EMEA segment revenue (as reported) increased by $30.9 million, or 6.5%. Intelligence revenue (as reported), grew 7.5% driven by value-based pricing, strong renewal activity and continued adoption of new capabilities and solutions, including Omnishopper and eCommerce offerings. Activation revenue (as reported) grew 1.2%, reflecting continued client demand for Analytics and Innovation solutions. Foreign exchange contributed 1.6% to reported growth. OCC growth was 4.9%.

APAC: Total APAC segment revenue (as reported) increased by $3.4 million, or 2.2%, driven by a 10.2% increase in Activation revenue (as reported), reflecting stronger demand for Analytics and Innovation solutions and improving commercial momentum across the region. Intelligence revenue (as reported) decreased 0.5%, reflecting a meaningful sequential improvement from Q1, driven by continued penetration of adjacent high-growth markets and expanding retailer partnerships. Foreign exchange contributed 0.3% to reported growth. OCC growth was 1.9%.

Liquidity, Capital Resources & Recent Financings
As of June 30, 2026 the Company had cash and cash equivalents of $416.6 million and $747.5 million of available capacity under its Revolver, for a total of $1,164.1 million of available liquidity.
For the six months ended June 30, 2026, cash provided by operating activities was $76.5 million, compared to cash used in operating activities of $162.2 million in 2025, a $238.7 million improvement, primarily driven by year-over-year improvements in Adjusted EBITDA, net working capital and interest expense, offset by increased year-over-year restructuring expense.
For the six months ended June 30, 2026, cash used in investing activities was $125.0 million, compared with $66.7 million in 2025. For the six months ended June 30, 2026, cash paid for capital expenditures was $125.6 million, compared with $117.3 million in 2025. Cash paid for capital expenditures as a percentage of revenue represented 5.7% and 5.8%, respectively, for the six months ended June 30, 2026 and 2025. For the six months ended June 30, 2026, cash used in financing activities was $45.7 million, compared with cash provided by financing activities of $204.3 million in 2025.
Free cash flow for the six months ended June 30, 2026 increased by $230.4 million compared to the six months ended June 30, 2025 driven primarily by year-over-year increases in revenue flowing through to Adjusted EBITDA, net working capital improvement and lower interest expense as a result of 2025 IPO proceeds being used to pay down debt and a spread step-down beginning in Q3 2025, offset by the impact of increased year-over-year restructuring costs.
The average unhedged and hedged interest rates at the end of the second quarter of 2026 were 4.8% and 5.4%, respectively, which resulted in a total weighted average rate of 5.0%. The convergence of the all-in rates is due to the lower spreads post refinancing and the declining interest rate environment. Our interest rate hedging program is intended not only to provide protection against dramatic interest rate increases but also to allow us to participate meaningfully in an improving interest rate environment with greater predictability of cash flows.
Reorganization Pursuant to IPO
On July 22, 2025, in connection with the IPO, NIQ became the direct parent of various entities that were created by Advent International to acquire the business of NIQ from Nielsen Holdings, including AI PAVE Dutchco I B.V. (“AI PAVE”) and the indirect parent of other intermediate holding companies, including AI PAVE Dutchco II B.V., AI PAVE Dutchco III B.V. (collectively, with AI PAVE, the “AI PAVE Entities”), and Intermediate Dutch Holdings B.V., a private company with limited liability organized under the laws of the Netherlands (“Dutch Holdings”) (the “Reorganization”). All holders of equity interests in AI PAVE became shareholders of NIQ.
The “Company,” “NIQ,” “we,” “us” and “our” means, prior to the Reorganization, Dutch Holdings and its consolidated subsidiaries and, after the Reorganization, NIQ Global Intelligence plc and its consolidated subsidiaries. Prior to the effects of the Reorganization and IPO, the unaudited consolidated financial statements present the historical financial information of Dutch Holdings. Subsequent to the Reorganization and IPO, the financial statements were recast to reflect the consolidated financial statements of NIQ Global Intelligence plc and its consolidated subsidiaries, including Dutch Holdings and the AI PAVE Entities, as a transaction between entities under common control. The recast presentation is effective for the financial statements as of and for the earliest periods presented. All subsequent reporting periods, including the accompanying consolidated financial statements herein, will similarly reflect the recast presentation.
2026 Restructuring Program
In February 2026, the Company approved an incremental cost realignment program (the “2026 Program”) intended to further streamline the organization and drive operational efficiency. The 2026 Program is designed to generate additional annualized cost savings of approximately $70 million to $80 million by the end of fiscal year 2026.
The 2026 Program supports the Company’s ongoing efforts to enhance margin performance through continued optimization of its workforce, enhancements to its sales organization and other support functions and simplification of overall business processes. Investments in automation and artificial intelligence (“AI”) are anticipated to accelerate the Company’s optimization efforts as it begins its journey to operationalize these digital tools throughout the organization. Collectively, these actions are expected to improve efficiency, customer satisfaction, product innovation and productivity. The 2026 Program is intended to further reduce costs primarily within selling, general and administrative expenses.
The Company expects to incur total pre-tax restructuring charges of approximately $65 million to $75 million, the substantial majority of which would result in cash expenditures. The Company expects that execution of the 2026 Program will occur primarily in the first half of 2026, subject to local laws and consultation requirements. As of year-to-date fiscal 2026, the Company has incurred approximately $70 million of restructuring charges associated with the 2026 Program.

Third Quarter and Full Year 2026 Outlook
Our outlook is based on a number of assumptions that are subject to change, many of which are outside of the control of the Company. The extent to which external factors affect our business and results of operations are inherently uncertain and depends on numerous evolving factors that we may not be able to accurately predict. There can be no assurance that the Company will achieve the results expressed by this guidance.

(in millions, except per share data)	Third Quarter Guidance	Full Year Guidance
Revenue, as reported	$1,105M - $1,108M	$4,496M - $4,510M
Revenue growth:
as reported	4.9% - 5.3%	7.1% - 7.4%
organic constant currency	5.2% - 5.5%	5.2% - 5.6%

Adjusted EBITDA (1), as reported	$255M - $261M	$1,057M - $1,076M
Adjusted EBITDA (1) growth, as reported	15% - 17%	15% - 17%
Adjusted EBITDA margin (1), as reported	23.0% - 23.5%	23.5% - 23.9%
Adjusted EPS (1)	$0.22 - $0.24	$1.08 - $1.12

Free cash flow (1)		$245M - $255M
Depreciation and amortization		$614M - $619M
Interest expense, net		$230M - $235M
Income tax expense		$165M - $170M
Capital Expenditures (% of Revenue)		6.5% - 7.0%
Net Leverage Ratio (1)		< 3.0x
(1) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EPS, Free cash flow and Net Leverage Ratio are non-GAAP financial measures.
•Third quarter & Full year 2026 guidance ranges (except for OCC revenue) include the YiMian acquisition completed on June 30 2026.
•Full year 2026 free cash flow guidance range implies $300 million of free cash flow in the second half of 2026.
•Constant currency growth rates assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.
•Organic constant currency growth rates are constant currency growth excluding inorganic growth. Inorganic growth represents growth attributable to the first twelve months of activity for recent business acquisitions.
•Refer to the "Non-GAAP Financial Measures" section of this Earnings Release regarding reconciliations of the above non-GAAP financial measures.
Earnings Webcast Information
In conjunction with this release, NIQ will host a conference call and webcast today at 5:00 pm Eastern Time to discuss business results for the quarter and certain forward-looking information. The live webcast and a replay of the webcast will be available at the Investor Relations section of NIQ’s website: investors.nielseniq.com.
About NIQ (NYSE: NIQ)
NIQ is a leading consumer intelligence company, delivering comprehensive understanding of consumer buying behavior and helping clients identify new pathways to growth. Our global reach spans 90 countries covering approximately 82% of the world’s population, more than half of global gross domestic product, and more than $7.4 trillion in global consumer spend as of December 31, 2025. With a holistic retail read and comprehensive consumer insights—delivered with advanced analytics through state-of-the-art platforms—NIQ delivers the Full View™. For more information, please visit www.niq.com.

Availability of Information on NIQ’s Website
Investors and others should note that NIQ routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the NIQ Investor Relations website. While not all of the information that the Company posts to the NIQ Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in NIQ to review the information that it shares on investors.nielseniq.com.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements generally can be identified by references to future periods or the use of words such as "intend," "designed," “anticipate,” “expect,” “plan,” “could,” “may,” “will,” "would," “believe,” “estimate,” “forecast,” “goal,” "outlook," "guidance," "position," "envision," "predict," "target," "potential," "should," "continue," "contemplate," “project,” and other words of similar meaning. These forward-looking statements address various matters including financial guidance and projected estimates including expectations regarding revenue, leverage, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EPS and free cash flow; statements about the Company’s financial position, operating results, liquidity and capital allocation priorities, including growth-focused capital expenditures, investments in AI capabilities, potential tuck-in acquisitions, share repurchases or other return of capital and the future availability and use of our Revolver and other financing arrangements; statements regarding the 2026 Restructuring Program and the Transformation Program, including expected annualized cost savings, anticipated pre-tax restructuring charges, timing and execution of realization, expected improvements in efficiency, customer satisfaction, product innovation and productivity; and statements regarding expected annualized cost savings and timing of realization, anticipated one-time charges and cash expenditures, the Company’s ability to achieve margin expansion, improve operating efficiency and generate future cash flow, the impact of technology-enabled initiatives including automation and AI on long-term competitiveness, including expectations that AI will strengthen the Company's competitive position, widen its competitive moat, accelerate innovation and structurally lower its cost base; the development, launch, capabilities, adoption, monetization and expected client benefits of new products and solutions; the contribution of new or expanded partnerships to future results; the Company's interest rate hedging strategy and its expected impact on cash flow predictability, and the Company’s strategic priorities and future financial performance. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the workforce reduction may take longer or result in more significant charges or cash expenditures than anticipated or otherwise negatively impact the Company and its business plans during and after the period during which the workforce reduction is being executed; that we derive a significant portion of our revenues from sales of our subscription-based products; if we are unable to attract and retain members of our management team, we may not be able to compete effectively and will not be able to expand our business; that design defects, errors, failures or delays associated with our products or services could negatively impact our business; that we rely on third parties to provide certain data, services and information technology and operations functions in connection with the provision of our current products and services; that we have identified material weaknesses in our internal control over financial reporting; uncertainty in the U.S. political and regulatory environment; if we are unsuccessful at investing in growth opportunities, our business could be materially and adversely affected; that the market for consumer measurement and business solutions products and services is highly competitive; if we cannot compete effectively, our revenues could decline and our business could be harmed, if we are not able to maintain a proprietary panel of a sufficient size and scope, or if the costs of establishing and maintaining our panel increase, our business could be harmed; that we have incorporated and are incorporating traditional AI, machine learning and generative AI into some of our products and that technology is new and developing and may present operational and reputational risks or result in liability or harm to our reputation, business or results of operations; that our international operations are exposed to risks which could impede growth in the future; that we are dependent on our relationship with our former parent company for certain aspects of our business; that our significant indebtedness could adversely affect our financial condition; that the terms of our indebtedness restrict our current and future operations, particularly our ability to respond to change or to take certain actions; and the risks identified under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and filed with the Securities and Exchange Commission, as well as the other information we file with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

Contacts
Investors: investor.relations@nielseniq.com

Media: media@nielseniq.com

NIQ Global Intelligence plc
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except share and per share data)	2026	2025	2026	2025
Revenues	$1,124.2	$1,040.8	$2,196.9	$2,006.7

Operating expenses:
Cost of revenues (excluding depreciation and amortization shown separately below)	500.0	449.2	975.0	880.0
Selling, general and administrative expenses	401.3	403.1	797.4	774.8
Depreciation and amortization	154.5	153.8	308.2	302.3
Impairment of long-lived assets	0.3	0.4	0.3	1.1
Restructuring, net	8.7	0.4	73.6	5.0
Other operating income, net	(5.9)	(5.5)	(12.7)	(11.6)
Total operating expenses	1,058.9	1,001.4	2,141.8	1,951.6
Operating income	65.3	39.4	55.1	55.1
Interest expense, net	(55.1)	(95.2)	(113.6)	(178.7)
Foreign currency exchange gain, net	0.7	57.4	6.3	89.4
Nonoperating (expense) income, net	(1.5)	21.4	(1.5)	(37.4)
Income (loss) before income taxes	9.4	23.0	(53.7)	(71.6)
Income tax expense	(37.6)	(23.8)	(63.2)	(47.1)
Net loss	(28.2)	(0.8)	(116.9)	(118.7)
Less: Net income attributable to noncontrolling interests	2.3	1.9	3.7	3.8
Net loss attributable to NIQ	$(30.5)	$(2.7)	$(120.6)	$(122.5)

Basic and diluted earnings per share from:
Net loss attributable to NIQ	$(0.10)	$(0.01)	$(0.41)	$(0.50)

Weighted average basic and diluted NIQ ordinary shares outstanding	295,062,857	245,000,000	295,053,798	245,000,000

NIQ Global Intelligence plc
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share and per share data)	June 30, 2026	December 31, 2025
Assets:
Current assets:
Cash and cash equivalents	$416.6	$518.8
Trade receivables, net	852.3	695.6
Other receivables	113.4	104.3
Prepaid expenses and other current assets	256.1	131.4
Total current assets	1,638.4	1,450.1
Property and equipment, net	179.9	208.2
Operating lease right-of-use assets	189.6	203.7
Intangible assets, net	2,013.1	2,191.4
Goodwill	2,405.2	2,431.7
Deferred income taxes	34.4	27.8
Other noncurrent assets	300.9	289.1
Total assets	$6,761.5	$6,802.0

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$196.1	$224.4
Accrued expenses	669.8	631.7
Deferred revenues	369.3	262.0
Short-term debt and current portion of long-term debt	100.6	107.5
Other current liabilities	172.9	177.5
Total current liabilities	1,508.7	1,403.1
Long-term debt	3,448.7	3,502.6
Operating lease liabilities	188.5	205.5
Deferred income taxes	128.1	123.4
Other noncurrent liabilities	340.0	341.8
Total liabilities	5,614.0	5,576.4
Commitments and contingencies
Shareholders' equity:
Ordinary shares; $0.00001 nominal value per share, 1,500,000,000 ordinary shares authorized, 294,955,864 and 295,000,000 ordinary shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Preferred shares; $0.00001 nominal value per share, 150,000,000 preferred shares authorized, no shares issued and outstanding	—	—
Euro deferred shares; €1.00 nominal value per share, 25,000 Euro deferred shares authorized and issued, none outstanding	—	—
Paid-in capital	3,241.7	3,222.4
Accumulated deficit	(2,322.6)	(2,202.0)
Accumulated other comprehensive loss	(12.1)	(32.0)
Total NIQ shareholders' equity	907.0	988.4
Noncontrolling interests	240.5	237.2
Total shareholders' equity	1,147.5	1,225.6
Total liabilities and shareholders' equity	$6,761.5	$6,802.0

NIQ Global Intelligence plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Operating Activities:
Net loss	$(28.2)	$(0.8)	$(116.9)	$(118.7)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	154.5	153.8	308.2	302.3
Share-based compensation	8.7	1.5	20.2	2.8
Amortization of debt discount and debt issuance costs	7.0	14.2	14.0	29.3
Remeasurement of warrant to fair value	—	(11.5)	—	34.6
Impairment of long-lived assets	0.3	0.4	0.3	1.1
Provision for credit losses	0.3	2.3	2.8	2.3
Non-cash foreign currency exchange loss (gain), net	0.6	(61.2)	—	(85.2)
Gain on deconsolidation of subsidiaries and related adjustments	—	(5.2)	—	(5.2)
Write-off of unamortized debt discount and debt issuance costs	—	—	—	10.3
Loss (gain) on disposal of business	—	0.7	—	(4.9)
Other operating activities, net	3.0	(2.2)	10.2	(7.2)
Changes in assets and liabilities:
Trade and other receivables, net	(43.5)	(24.4)	(182.2)	(94.4)
Prepaid expenses and other current assets	1.3	(37.2)	(96.3)	(120.8)
Accounts payable and other current liabilities	29.9	(6.4)	43.4	(136.5)
Deferred revenues	40.9	(29.5)	112.5	35.4
Operating leases, net	(4.0)	(2.1)	(3.4)	(4.4)
Other noncurrent assets and liabilities	(30.7)	(1.0)	(36.3)	(3.0)
Net cash provided by (used in) operating activities	140.1	(8.6)	76.5	(162.2)
Investing Activities:
Acquisition of business, net of cash acquired	(4.9)	—	(4.9)	—
Payment for asset acquisition	—	(11.3)	—	(11.3)
Proceeds from sale of business, net of cash disposed	—	5.9	—	67.7
Additions to property and equipment	(4.9)	(8.7)	(8.1)	(11.8)
Additions to intangible assets	(61.1)	(45.9)	(117.5)	(105.5)
Other investing activities, net	5.1	(3.0)	5.5	(5.8)
Net cash used in investing activities	(65.8)	(63.0)	(125.0)	(66.7)
Financing Activities:
Proceeds from debt and other financing arrangements	65.1	417.5	145.9	810.3
Repayments of debt and other financing arrangements	(72.4)	(366.1)	(173.9)	(600.6)
Debt issuance costs paid	—	—	—	(2.5)
Payments of deferred offering costs	—	(2.2)	—	(2.2)
Finance leases	(8.4)	(3.7)	(16.0)	(7.8)
Cash dividends paid to noncontrolling interests	(0.4)	(0.4)	(0.4)	(3.4)
Other financing activities, net	1.5	(10.9)	(1.3)	10.5
Net cash (used in) provided by financing activities	(14.6)	34.2	(45.7)	204.3
Effect of exchange-rate changes on cash and cash equivalents	(5.4)	8.8	(8.0)	20.3
Net increase (decrease) in cash and cash equivalents	54.3	(28.6)	(102.2)	(4.3)
Cash and cash equivalents at beginning of period	362.3	290.5	518.8	266.2
Cash and cash equivalents at end of period	$416.6	$261.9	$416.6	$261.9

Select Defined Terms
Subscription Revenue: Defined as Annualized Revenue from subscription services associated with annual and multi-year contracts, and renewal licensing services within our Intelligence solutions; it excludes contracts and products, that are short-term in nature, which we define to mean less than 12 months in duration.
Annualized Revenue: Defined as average annualized monthly contract value revenue over the trailing twelve months. Newly acquired client revenue is calculated by (i) annualizing the first month with positive contract value, then (ii) annualizing the monthly average contract value between the second month and eleventh month with positive contract value, and then (iii) annualizing the average contract value across the trailing twelve months. Annualized Revenue is not a forecast and the active contracts at the end of a reporting period used in calculating Annualized Revenue may or may not be extended or renewed by our clients.
Net Dollar Retention: Represents the amount of annualized revenue that we generate from our existing clients.
Gross Dollar Retention: Represents the amount of prior period annualized revenue we have retained from existing clients in the current period. The calculation reflects only client losses and does not reflect client expansion or contraction.
Net Leverage Ratio: Defined as the outstanding term loans balance less total cash ("Net Debt") divided by Adjusted EBITDA. This calculation is only reflected in the Full Year Guidance table above.
Non-GAAP Financial Measures
We present Organic Constant Currency ("OCC" or “Organic CC”) Revenue and Revenue Growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, segment Adjusted EBITDA, Free Cash Flow, Unlevered Free Cash Flow, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share, Adjusted EPS and Net Leverage Ratio in the tables below as supplemental measures of our operating performance and liquidity. We consider them to be important supplemental measures of our performance and liquidity and believe they are useful to securities analysts, investors and other interested parties in their evaluation of our operating performance and liquidity. These measures reflect the results from the primary operations of our business by excluding the effects of certain items that we do not consider indicative of our core operations and ongoing operating performance.
Our financial statements are prepared and presented in accordance with GAAP. These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as an alternative to net income or loss, income or loss from operations, earnings or loss per share or any other performance measure prepared and presented in accordance with GAAP, or as an alternative to cash provided by (used in) operating activities as a measure of our liquidity. Consequently, our non-GAAP financial measures should be considered together with our unaudited consolidated financial statements, which are prepared in accordance with U.S. GAAP.
This release includes forward-looking guidance for Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EPS, Free Cash Flow and Net Leverage Ratio. We are not able to provide, without unreasonable effort, a reconciliation of the guidance for these measures to the most directly comparable GAAP measure because we do not currently have sufficient data to accurately estimate the variables and individual adjustments included in the most directly comparable GAAP measure that would be necessary for such reconciliations, including (a) costs related to potential debt or equity transactions and (b) other non-recurring expenses that cannot reasonably be estimated in advance. These adjustments are inherently variable and uncertain and depend on various factors that are beyond our control and, as a result, we are unable to predict their probable significance. Therefore, because our management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results in accordance with GAAP, it is unable to provide a reconciliation of the non-GAAP financial measures included in its third quarter and full year 2026 guidance.
Management has defined the following items to exclude in calculating certain non-GAAP financial measures presented in the tables below:
•Restructuring and other non-cash compensation expense - Consists of (i) costs related to the 2026 Program for employee separation costs as well as additional costs to streamline the organization through accelerated technology investment incurred to improve efficiency, customer satisfaction, product innovation and productivity and (ii) non-cash compensation expense arising from award modifications resulting from Ms. Tracey Massey's resignation from her position as Chief Operating Officer. We exclude these costs as expenses may not be comparable during the restructuring initiative and for executive resignation expenses. 2026 Program costs are primarily included in selling, general and administrative expenses and non-cash compensation expense arising from executive resignation award modifications are included in restructuring cost in accordance with Company policy.
•Transformation costs - Consists of costs related to consultancy and advisory fees incurred to evaluate and improve organization efficiencies and operations. We exclude these costs as expenses may not be comparable during the transformation initiative as we progress toward an optimized operating model. These costs are primarily included in selling, general and administrative expenses.
•Merger and acquisition related costs - Represents non-recurring acquisition-related costs. We exclude these expenses as we believe they are not directly correlated to the underlying performance of our business operations and vary depending upon the timing of such transactions. These costs are primarily included in selling, general and administrative expenses.
•One-time compensation costs - Reflects acquisition-related retention bonus costs from acquisitions completed in 2021 and 2022. We exclude these expenses as we believe they are not directly correlated to the underlying performance of our business operations and vary depending upon the timing of such transactions. These costs are primarily included in selling, general and administrative expenses.

•Other one-time costs - Represents real estate costs due to office closures, software license redundancy expenses and other one-time costs. We exclude these expenses as we believe they are not directly correlated to the underlying performance of our business operations and vary depending upon the timing of such transactions. These costs are primarily included in selling, general and administrative expenses.
Organic Constant Currency Revenue and Organic Constant Currency Revenue Growth
Organic Constant Currency Revenue Growth is calculated by dividing (a) our Revenues for the applicable period after (i) excluding the impact of acquisitions and similar transactions until the one-year anniversary of such acquisition or similar transaction, (ii) excluding the impact of divestitures and (iii) excluding the impact of foreign currency exchange rates by translating local currency results into U.S. dollars using the comparable prior-period average exchange rates, by (b) our Revenues for the prior comparable period. We believe Organic Constant Currency Revenue Growth provides investors with useful supplemental information about our revenue growth to assist in understanding the growth attributable to our core business, excluding the impact of currency fluctuation given the significant variability in revenues that can be driven by foreign currency exchange rates.
The following tables present Organic Constant Currency Revenue Growth for the three and six months ended June 30, 2026 and 2025. We present Organic Constant Currency Revenue and Organic Constant Currency Revenue Growth as supplemental measures of our operating performance because they eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. Organic Constant Currency Revenue and Organic Constant Currency Revenue Growth should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

	Three Months Ended June 30,			Growth		Δ Y/Y
(in millions)	2026	2025	Revenue Growth	Inorganic Items	Foreign Exchange
Revenues	$1,124.2	$1,040.8	8.0%	(0.3)%	(1.9)%	5.8%
Revenue by segment:
Americas revenue	455.1	406.0	12.1%	(0.8)%	(3.0)%	8.3%
EMEA revenue	507.8	476.9	6.5%	—%	(1.6)%	4.9%
APAC revenue	161.3	157.9	2.2%	—%	(0.3)%	1.9%

	Six Months Ended June 30,			Growth		Δ Y/Y
(in millions)	2026	2025	Revenue Growth	Inorganic Items	Foreign Exchange
Revenues	$2,196.9	$2,006.7	9.5%	(0.2)%	(3.8)%	5.5%
Revenue by segment:
Americas revenue	887.3	786.6	12.8%	(0.6)%	(3.4)%	8.8%
EMEA revenue	995.1	907.4	9.7%	0.1%	(5.0)%	4.8%
APAC revenue	314.5	312.7	0.6%	—%	(1.4)%	(0.8)%

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin
EBITDA is defined as net loss attributable to NIQ excluding interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for restructuring and other non-cash compensation expense, Transformation Program costs, GfK integration costs, acquisition and transaction related costs, impairment of long-lived assets, foreign currency exchange gain, net, nonoperating items, net, share-based compensation expense and other operating items, net. Specifically, Adjusted EBITDA allows for an assessment of our operating performance without the effect of charges that do not relate to the core operations of our business. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. The following table shows EBITDA, and Adjusted EBITDA for the periods presented, and the reconciliation to their most comparable GAAP measure, Net Loss Attributable to NIQ, and Net Loss attributable to NIQ divided by Revenue, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Net loss attributable to NIQ	$(30.5)	$(2.7)	$(120.6)	$(122.5)
Interest expense, net	55.1	95.2	113.6	178.7
Income tax expense	37.6	23.8	63.2	47.1
Depreciation and amortization	154.5	153.8	308.2	302.3
EBITDA	216.7	270.1	364.4	405.6
2026 Program costs and other non-cash compensation expense(1)	15.0	—	80.5	—
Transformation Program costs(2)	18.7	12.5	27.2	18.1
GfK integration costs(3)	(3.3)	1.9	(1.6)	16.6
Acquisitions and transaction related costs(4)	5.4	2.9	9.2	8.3
Impairment of long-lived assets(5)	0.3	0.4	0.3	1.1
Foreign currency exchange gain, net(6)	(0.7)	(57.4)	(6.3)	(89.4)
Nonoperating items, net(7)	5.7	(17.8)	6.9	44.9
Share-based compensation expense(8)	8.8	1.5	10.7	2.8
Other operating items, net(9)	(4.7)	0.8	(4.6)	(4.4)
Adjusted EBITDA	$261.9	$214.9	$486.7	$403.6

Net loss attributable to NIQ divided by Revenue	(2.7)%	(0.3)%	(5.5)%	(6.1)%
Adjusted EBITDA Margin %	23.3%	20.6%	22.2%	20.1%
Footnotes to the table above:
(1)Includes (i) 2026 Program restructuring expenses for employee separation costs as well as additional costs to streamline the organization through accelerated technology investment incurred to improve efficiency, customer satisfaction, product innovation and productivity and (ii) non-cash share-based compensation expense of nil and $9.5 million for the three and six months ended June 30, 2026, respectively, arising from award modifications resulting from Ms. Tracey Massey’s resignation from her position as Chief Operating Officer.
(2)Transformation Program costs include costs associated with accelerated technology investment and consultancy and advisory fees incurred to evaluate and improve organizational efficiencies and operations as well as employee separation costs.
(3)GfK integration costs include costs for consulting fees and integration associated with the GfK Combination as well as employee separation costs.
(4)Acquisitions and transaction related costs represent costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration and legal related costs. These costs also include preparation and readiness costs for capital market transactions.
(5)Impairment of long-lived assets represents impairment charges for operating lease right-of-use assets, property, plant and equipment and definite-lived intangible assets.
(6)Foreign currency exchange gain, net primarily reflects the translation movements on foreign currency denominated term loans as well as the impact of foreign exchange hedges.
(7)Nonoperating items, net consists of adjustments primarily related to net periodic pension benefit, other than service cost, remeasurement of warrant to fair value, write-off of unamortized debt discount and debt issuance costs, settlement of tax indemnification, factoring fees and other. The settlement of tax indemnification relates to certain taxes indemnified by Nielsen in connection with the 2021 Carve-Out Transaction. The initial amount was recorded as part of purchase accounting adjustments. Further adjustments are made to the tax indemnification as audit settlements or refunds are recorded.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Nonoperating items, net	$5.7	$(17.8)	$6.9	$44.9
Net periodic pension benefit, other than service cost	(1.1)	(1.3)	(2.4)	(2.2)
Remeasurement of warrant to fair value	—	(11.5)	—	34.6
Write-off of unamortized debt discount and debt issuance costs	—	—	—	10.3
Deconsolidation of subsidiaries	—	(5.2)	—	(5.2)
Settlement of tax indemnification	3.3	0.3	2.8	4.4
Factoring fees	3.1	2.9	5.1	5.7
Other	0.4	(3.0)	1.4	(2.7)
(8)Share-based compensation expense consists of non-cash expense.
(9)Other operating items, net primarily consists of gain/loss on sale of long-lived assets. We exclude these expenses because they are not closely tied to the core performance of our business and can cause fluctuations between periods due to the nature and timing of the expense or income. These costs are included in selling, general and administrative expenses as part of the unaudited Condensed Consolidated Statements of Operations.
The following table reconciles Adjusted EBITDA by segment to loss before income taxes, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Adjusted EBITDA by segment
Americas	$142.8	$129.2	$265.3	$237.4
EMEA	179.1	142.0	334.3	267.2
APAC	32.0	29.3	66.8	60.9
Total segment Adjusted EBITDA	353.9	300.5	666.4	565.5
Adjustments to reconcile to income (loss) before income taxes:
Corporate expenses not allocated to segments	(92.0)	(85.6)	(179.7)	(161.9)
Depreciation and amortization	(154.5)	(153.8)	(308.2)	(302.3)
Interest expense, net	(55.1)	(95.2)	(113.6)	(178.7)
2026 Program cost and other non-cash compensation expense(1)	(15.0)	—	(80.5)	—
Transformation program costs(2)	(18.7)	(12.5)	(27.2)	(18.1)
GfK integration costs(3)	3.3	(1.9)	1.6	(16.6)
Acquisitions and transaction-related costs(4)	(5.4)	(2.9)	(9.2)	(8.3)
Foreign currency exchange gain, net	0.7	57.4	6.3	89.4
Nonoperating items, net(5)	(5.7)	17.8	(6.9)	(44.9)
Share-based compensation expense	(8.8)	(1.5)	(10.7)	(2.8)
Impairment of long-lived assets	(0.3)	(0.4)	(0.3)	(1.1)
Net income attributable to noncontrolling interests	2.3	1.9	3.7	3.8
Other operating items, net(6)	4.7	(0.8)	4.6	4.4
Income (loss) before income taxes	$9.4	$23.0	$(53.7)	$(71.6)
Footnotes to the table above:
(1)Includes (i) 2026 Program restructuring expenses for employee separation costs as well as additional costs to streamline the organization through accelerated technology investment incurred to improve efficiency, customer satisfaction, product innovation and productivity and (ii) non-cash share-based compensation expense of nil and $9.5 million during the three and six months ended June 30, 2026, respectively, arising from award modifications resulting from Ms. Tracey Massey’s resignation from her position as Chief Operating Officer.
(2)Transformation program costs include costs associated with accelerated technology investment and consultancy and advisory fees incurred to evaluate and improve organizational efficiencies and operations as well as employee separation costs.
(3)GfK integration costs include costs for consulting fees and integration associated with the GfK Combination as well as employee separation costs.
(4)Acquisitions and transaction related costs represent costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration and legal related costs. These costs also include preparation and readiness costs for capital market transactions.
(5)Consists of adjustments related to: (i) net periodic pension costs other than service cost, (ii) remeasurement of warrant fair value prior to equity reclassification, (iii) factoring fees, (iv) write-off of unamortized debt discount and debt issuance costs, (v) deconsolidation of subsidiaries, (vi) settlement of tax indemnification and (vii) other nonoperating expenses.
(6)Consists primarily of adjustments related to gain/loss on sale of long-lived assets.

Free Cash Flow and Unlevered Free Cash Flow
Free Cash Flow is defined as net cash used in operating activities less cash paid for capital expenditures. Unlevered Free Cash Flow is defined as Free Cash Flow less cash paid for interest. Management believes Free Cash Flow and Unlevered Free Cash Flow, in conjunction with Cash from Operations, can be useful to investors as an indicator of liquidity since capital expenditures are a necessary component of ongoing operations. Management believes that capital expenditures are essential to our innovation and maintenance of our operational capabilities. The following tables show Free Cash Flow and Unlevered Free Cash Flow for the periods presented, and the reconciliation to its most comparable U.S. GAAP measure, net cash used in operating activities, for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$140.1	$(8.6)	$76.5	$(162.2)
Cash paid for capital expenditures	(66.0)	(54.6)	(125.6)	(117.3)
Free Cash Flow	$74.1	$(63.2)	$(49.1)	$(279.5)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Free Cash Flow	$74.1	$(63.2)	$(49.1)	$(279.5)
Cash paid for interest	55.0	85.0	113.1	167.5
Unlevered Free Cash Flow	$129.1	$21.8	$64.0	$(112.0)
Free Cash Flow increased by $137.3 million and $230.4 million for the three and six months ended June 30, 2026 as compared to the three and six months ended June 30, 2025, respectively, due to higher cash generated from operations resulting from improved profitability as evidenced by a higher Adjusted EBITDA, increased revenue and lower cash paid for interest as a result of the repayment of debt in connection with the IPO, as well as post-IPO debt refinancing, which triggered reductions in interest rate spreads and generated incremental interest expense savings. See the “Condensed Consolidated Statements of Cash Flows” in the unaudited condensed consolidated financial statements for additional information.
Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share
Adjusted Net Income (Loss) is defined as Net Loss Attributable to NIQ excluding special items deemed not to be reflective of ongoing or core operations. Adjusted Net Income (Loss) per Share is defined as Adjusted Net Income (Loss) divided by the Weighted Average Shares Outstanding.
Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share are used by management and can be useful to investors as an indicator of our core business performance. Management uses these metrics to analyze business operations and to adjust net loss for items we believe do not accurately reflect our core business or that relate to non-cash expenses or noncontrolling interests.

The following tables show Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share, for the periods presented, and the reconciliation to their most comparable GAAP measure, Net loss attributable to NIQ and Earnings Per Share, respectively, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except share and per share data)	2026	2025	2026	2025
Net loss attributable to NIQ	$(30.5)	$(2.7)	$(120.6)	$(122.5)
Adjustments to reconcile net loss attributable to NIQ
2026 Program cost and other non-cash compensation expense(1)	15.0	—	80.5	—
Transformation Program costs(2)	18.7	12.5	27.2	18.1
Amortization of certain intangible assets(3)	70.8	68.1	141.9	137.2
GfK integration costs(4)	(3.3)	1.9	(1.6)	16.6
Acquisitions and transaction related costs(5)	5.4	2.9	9.2	8.3
Impairment of long-lived assets(6)	0.3	0.4	0.3	1.1
Foreign currency exchange gain, net(7)	(0.7)	(57.4)	(6.3)	(89.4)
Nonoperating items, net(8)	2.6	(20.7)	1.8	39.2
Share-based compensation expense(9)	8.8	1.5	10.7	2.8
Other operating items, net(10)	(4.7)	0.8	(4.6)	(4.4)
Total adjustments to net loss attributable to NIQ	112.9	10.0	259.1	129.5
Tax effect of above adjustments(11)	(3.7)	(8.9)	(16.4)	(13.1)
Adjusted Net Income (Loss) attributable to NIQ	$78.7	$(1.6)	$122.1	$(6.1)

Basic and diluted loss per share:
Loss attributable to NIQ	$(0.10)	$(0.01)	$(0.41)	$(0.50)

Weighted average basic and diluted NIQ ordinary shares outstanding	295,062,857	245,000,000	295,053,798	245,000,000

Basic and diluted Adjusted Net Income (Loss) per share:
Income (loss) attributable to NIQ	$0.27	$(0.01)	$0.41	$(0.02)
Footnotes to the table above:
(1)Includes (i) 2026 Program restructuring expenses for employee separation costs as well as additional costs to streamline the organization through accelerated technology investment incurred to improve efficiency, customer satisfaction, product innovation and productivity and (ii) non-cash share-based compensation expense of $9.5 million arising from award modifications resulting from Ms. Tracey Massey’s resignation from her position as Chief Operating Officer.
(2)Transformation Program costs include costs associated with consultancy and advisory fees incurred to evaluate and improve organizational efficiencies and operations as well as employee separation costs.
(3)Amortization of certain intangible assets consists of amortization costs of intangible assets which were recorded as part of purchase accounting. We exclude the impact of amortization of acquired intangible assets as companies utilize intangible assets with different estimated useful lives and have different methods of amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable, and the purchase price allocated to amortizable intangible assets is unique to each acquisition and can vary significantly from period to period and across companies. These costs are included in depreciation and amortization as part of the Condensed Consolidated Statements of Operations (unaudited).
(4)GfK integration costs include costs for consulting fees and integration costs associated with the GfK Combination as well as employee separation costs.
(5)Acquisitions and transaction related costs represent costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration and legal related costs. These costs also include preparation and readiness costs for capital market transactions.
(6)Impairment of long-lived assets represents impairment charges for operating lease right-of-use assets, property, plant and equipment and definite-lived intangible assets.
(7)Foreign currency exchange gain, net reflects the translation movements on foreign currency denominated term loans as well as the impact of foreign exchange hedges.
(8)Nonoperating items, net consists of adjustments primarily related to net periodic pension benefit, other than service cost, remeasurement of warrant to fair value, write-off of unamortized debt discount and debt issuance costs, settlement of tax indemnification and other. The settlement of tax indemnification relates to certain taxes indemnified by Nielsen in connection with the 2021 Carve-Out Transaction. The initial amount was recorded as part of purchase accounting adjustments. Further adjustments are made to the tax indemnification as audit settlements or refunds are recorded.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Nonoperating items, net	$2.6	$(20.7)	$1.8	$39.2
Net periodic pension benefit, other than service cost	(1.1)	(1.3)	(2.4)	(2.2)
Remeasurement of warrant to fair value	—	(11.5)	—	34.6
Write-off of unamortized debt discount and debt issuance costs	—	—	—	10.3
Deconsolidation of subsidiaries	—	(5.2)	—	(5.2)
Settlement of tax indemnification	3.3	0.3	2.8	4.4
Other	0.4	(3.0)	1.4	(2.7)
(9)Share-based compensation expense consists of non-cash expense.
(10)Other operating items, net primarily consists of gain/loss on sale of long-lived assets. We exclude these expenses because they are not closely tied to the core performance of our business and can cause fluctuations between periods due to the nature and timing of the expense or income. These costs are included in selling, general and administrative expenses as part of the unaudited Condensed Consolidated Statements of Operations.
(11)Income tax adjustments include the tax effect of the non-GAAP adjustments, calculated using the appropriate statutory tax rate for each adjustment. The non-GAAP tax rate was 34% and 100% for the three months ended June 30, 2026 and 2025, respectively, and 39% and 104% for the six months ended June 30, 2026 and 2025, respectively. Our statutory rate is evaluated annually.

Source: NIQ Global Intelligence plc

NIQ-IR